Exhibit 10.2
Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.
FEEDSTOCK AGREEMENT
THIS FEEDSTOCK AGREEMENT the (“Agreement”) is entered into this September 21, 2010, with an effective date as stipulated in Section 1 below, by and between Archer-Daniels-Midland Company, a Delaware corporation with its principal place of business in Decatur, Illinois (“ADM”), and Western Iowa Energy, LLC, an Iowa limited liability company with its principal place of business in Wall Lake, Iowa (“WIE”).
BACKGROUND
WHEREAS, WIE and ADM are simultaneously entering into a Product Marketing Agreement and Services Agreement;
WHEREAS, ADM is engaged, among other things, in the business of producing vegetable oil, including crude, super degummed, once refined, and RBD soybean oil, peanut oil, sunflower oil, canola oil, edible corn oil in North America;
WHEREAS, WIE and ADM believe that it would be in their mutual best interests for ADM to work in conjunction with the WIE General Manager in the coordination of feedstock origination for WIE’s production facilities in Wall Lake, Iowa (the “WIE Production Facilities”); and
WHEREAS, WIE and ADM desire to enter into this Agreement, for purposes of setting out the terms and conditions of the business arrangement;
NOW, THEREFORE, the parties to this Agreement hereby covenant and agree as follows:
1. TERM. This Agreement shall commence on the first day of the month of which production of biodiesel, glycerin, fatty acids and soapstock (collectively, the “Products”) begins at the WIE Production Facilities (the “Effective Date”) and shall continue in force for one year unless terminated by one of the following events: (i) upon thirty (30) days written notice by either party; (ii) the insolvency of the other party; (iii) the assignment by the other party for the benefit of creditors; (iv) the filing of a voluntary or involuntary bankruptcy, judicial liquidation, or reorganization petition by or against the other party or the suspension of check/note clearance privilege; (v) the appointment of a receiver, liquidator or judicial administrator, or a trustee for either party, of any part or interest of its business; (vi) the failure of either party to vacate, set aside or have dismissed any insolvency proceeding under any law governing within sixty (60) days from the date of the commencement of any such proceeding; (vii) or the dissolution of the entity of the other party for any cause whatsoever.

2. TERMINATION. In addition to the termination events identified in Section 1, this Agreement may be terminated under the circumstances set out below.
(a) Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.
(b) Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to make any payments which are required by this Agreement. If the breach does involve a failure to make any payments which are required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.
(c) Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions, which are mutually agreed upon in writing by the parties.
(d) Cross Default. If a party fails to perform or observe any covenant, condition or provision to be performed or observed by it under the terms of the Product Marketing Agreement, the Services Agreement or any other agreement in writing between the parties in connection therewith or herewith and such default is not remedied within thirty (30) days of its occurrence.
3. REPRESENTATIONS AND WARRANTIES OF ADM. In connection with the feedstock origination by ADM to WIE under this Agreement, ADM makes the following representations and warranties, for the benefit of WIE:
(a) Good Title. ADM will have good and marketable title to all of the vegetable oil sold by ADM to WIE under this Agreement, free and clear of all liens and encumbrances.
(b) Corporate Existence and Good Standing. ADM is a corporation validly existing and in good standing under the laws of the State of Delaware. Further, ADM is qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification.

(c) Corporate Authority and Corporate Approval. ADM has the power and authority to enter into this Agreement. Further, ADM has taken all corporate action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.
(d) No Conflicts as to Law or Agreements. The execution of this Agreement by ADM, the sale and transfer of soybean oil from ADM to WIE, and the taking of all actions by ADM under this Agreement do not require the consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which ADM is a party, or by which ADM is bound.
(e) Compliance with Laws. As it relates to this Agreement, ADM is now in compliance, and during the entire term of this Agreement will use its best efforts to remain in compliance, with all laws related to this Agreement.
(f) Licenses and Permits. ADM now has, and will have at all times during the term of this Agreement, all of the licenses and permits necessary to originate feedstock for WIE hereunder.
(g) Feedstock Warranty Disclaimer. WIE shall be responsible for the determination of the specifications of any feedstock to be originated by ADM pursuant to this Agreement. ADM shall endeavor to originate feedstock, including the vegetable oil sold by ADM to WIE, that meets or exceeds such specifications. ADM expressly disclaims any warranties, express or implied and including the warranties of merchantability and fitness for a particular purpose, that the specifications determined by WIE are suitable for WIE’s purposes. Any disputes regarding the quality of feedstock originated by ADM shall be handled directly between WIE and the seller of the feedstock.
4. REPRESENTATIONS AND WARRANTIES OFWIE. WIE makes the following representations and warranties, for the benefit of ADM:
(a) Corporate Existence and Good Standing. WIE is a limited liability company validly existing and in good standing under the laws of the State of Iowa. Further, WIE is qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification.
(b) Corporate Authority and Corporate Approval. WIE has the power and the authority to enter into this Agreement. Further, WIE has taken all corporate action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.
(c) No Conflicts as to Law or Agreements. The execution of this Agreement by WIE, the purchasing of vegetable oil from ADM by WIE, and the taking of all actions by WIE under this Agreement do not require the consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which WIE is a party, or by which WIE is bound.

*** Confidential material redacted and filed separately with the Commission.
(d) Compliance with Laws. As it relates to this Agreement, WIE is now in compliance, and during the entire term of this Agreement will remain in compliance, with all applicable laws, other than laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to WIE or its business or assets.
(e) Licenses and Permits. WIE now has or will have prior to the commencement of operations at the WIE Production Facilities, and will have at all times thereafter during the term of this Agreement, all of the licenses and permits necessary to operate the WIE Production Facilities.
(f) Production Capacity. At the commencement of the Agreement, WIE and ADM shall in writing agree upon the WIE’s expected annual production capacity by feedstock, based on the nameplate design capacity of the WIE Production Facilities. The parties hereby acknowledge that WIE’s production capacity will vary based on the type of feedstock used and that the use of various animal fats as feedstock generally slows production rates relative to the use of vegetable oils as feedstock.
5. QUANTITY. ADM agrees to procure feedstock for WIE’s Production Facilities in Wall Lake, Iowa that conforms to the warranties set forth in this Agreement. The quantity of feedstock originated by ADM will be directly guided and influenced by the volume of biodiesel to be sold by WIE for any given shipment period and it is understood ADM shall originate the corresponding amount of feedstock to cover those sales. Any intentional long or short position will be at the discretion of the WIE General Manager, subject to any limitations imposed by the WIE Board of Directors. Absent an intentional long or short position, it is understood that the desired net position is to be even relative to biodiesel sales.
Potential feedstock originations shall be timely presented to WIE by ADM. The WIE General Manger may authorize or refuse to authorize ADM’s origination of such feedstock for WIE. In the event that vegetable oil feedstock is provided by an ADM facility, the WIE General Manager shall have the authority to source outside feedstock of like volume and quality from a third party supplier, subject to ADM having a right of first refusal to meet any offering price from a third party supplier.
6. PAYMENT. Payment will be made directly by WIE to the appropriate vendor supplying the feedstock. In the event the feedstock should originate from an ADM facility, payment shall be made by WIE to ADM via ACH payment within *** after the date of shipment to WIE. In the event of delay in any payment required under this Agreement, the party failing to remit payment shall pay the other party interest thereon for the period of delay at the rate of interest published on the due date of such payment (or the first business day thereafter if the due date is not a business day) by THE WALL STREET JOURNAL, as being the Prime Rate.

*** Confidential material redacted and filed separately with the Commission.
The compensation for services provided by ADM under this Agreement is ***.
7. DEMURRAGE. Any cost or expense incurred by ADM as a result of any delay caused by WIE in unloading or loading rail cars or trucks shall be for WIE’s account.
8. INDEPENDENT CONTRACTOR STATUS OF ADM, AND EMPLOYMENT STATUS OF ADM’S EMPLOYEES. Nothing contained in this Agreement, including the services to be provided by ADM on behalf of WIE, will make ADM the agent of WIE for any purpose. ADM and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of WIE under this Agreement.
Any of the employees of ADM which are providing services on behalf of WIE under this Agreement will remain employees of ADM. These employees will continue to be paid by ADM and to enjoy the benefits to which they are entitled as employees of ADM, unless otherwise provided in any separate agreement covering the services of such employees.
9. SEPARATE ENTITIES. WIE and ADM are separate entities. Nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of either party to this Agreement with regard to any rights, privileges, duties, or liabilities of the other party to this Agreement, except to the extent otherwise provided in this Agreement, or in any other agreement between the parties to this Agreement.
10. DEVELOPMENT OF ORDERING AND SHIPPING PROCEDURES. Because WIE and ADM have not done business in the past in the manner described in this Agreement, they have not yet attempted to develop efficient and effective procedures related to ordering and delivering feedstock. After this Agreement becomes effective, ADM and WIE agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters, based on their mutual experiences working together under this Agreement.
11. HANDLING OF CONFIDENTIAL INFORMATION. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 11.

(a) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of WIE or ADM that meets all of the following criteria:
(i)
The information must not be generally known to the public, must not be a part of the public domain, must not be information that the receiving party was already in possession of, must not be information that the receiving party receives from a third party without violating any confidentiality obligation owed to the disclosing party, and must not be information that is independently developed by the receiving party without relying upon the Confidential Information supplied by the disclosing party.

(ii)	The information must belong to the party claiming it is confidential, and must be in that party’s possession.
(iii)
The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.

(iv)	The disclosure of the information to third parties must be likely to result in adverse consequences to the party claiming it is confidential.
(b) Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.
(c) The Duty Not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization without first getting written consent to do so from the other party. This will be the case both while this Agreement is in effect, and for a period of three (3) years after it has been terminated.
(d) The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of three (3) years after it has been terminated.

(e) Protection of the Confidential Information. Each party agrees to protect the Confidential Information that it obtains from the other party with the same degree of care that it uses in protecting its own Confidential Information.
(f) Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.
12. INDEMNIFICATION.
(a) If any third party makes a claim against ADM or any person or organization related to ADM as a result of (i) the actions or omissions of WIE or any person or organization related to WIE (excluding ADM), (ii) a breach of one or more representations or warranties made by WIE hereunder; or (iii) the quality or condition of the biodiesel produced by or on behalf of WIE except as may be caused by feedstock produced by ADM at an ADM facility failing to conform to the representations and warranties furnished by ADM to WIE pursuant to any individual contract entered into by the parties for the origination of such ADM feedstock, then WIE agrees to indemnify ADM and its related persons and organizations, and to hold all of them harmless from any liabilities, damages, costs, and/or expenses, including costs of litigation and reasonable attorneys’ fees, which they incur as a result of any such claims made against them by third parties; provided, however, that this indemnification provision shall not apply with respect to any damage to property, personal injury, including death, or violation of any law, order or regulation to the extent resulting from the gross negligence or willful misconduct of ADM.
(b) If any third party makes a claim against WIE or any person or organization related to WIE as a result of (i) the gross negligence or willful misconduct of ADM or any person or organization related to ADM (excluding WIE); or (ii) a breach of one or more representations or warranties made by ADM hereunder, then ADM agrees to indemnify WIE and its related persons and organizations, and to hold all of them harmless from any liabilities, damages, costs, and/or expenses, including costs of litigation and reasonable attorneys’ fees, which they incur as a result of any such claims made against them by third parties; provided, however, that this indemnification provision shall not apply with respect to any damage to property, personal injury, including death, or violation of any law, order or regulation to the extent resulting from the gross negligence or willful misconduct of WIE.
(c) UNDER NO CIRCUMSTANCES WILL THE PARTIES BE LIABLE FOR INDIRECT AND/OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF GOODWILL, EVEN IF THE PARTIES HAVE BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

13. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS, AND CLAIMS. All representations, warranties, and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will therefore be able to pursue claims related to those representations, warranties, and agreements after the termination of this Agreement, unless those claims are barred by the applicable statutes of limitation.
Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that those claims may be pursued by the parties even after the termination of this Agreement, unless those claims are barred by the applicable statutes of limitation.
14. COSTS AND ATTORNEYS’ FEES IN DISPUTE RESOLUTION PROCEEDINGS, AND FOLLOWING UNCURED BREACHES. The parties agree that the prevailing party in any dispute resolution proceedings related to this Agreement shall be entitled to collect all of its costs, expenses, and reasonable attorneys’ fees from the other party.
The same shall be true if one of the parties incurs costs, expenses, or attorneys’ fees in connection with the enforcement or the protection of its rights under this Agreement, as a result of an uncured breach by the other party. The breaching party shall reimburse the other party for costs, expenses, and reasonable attorneys’ fees incurred after the expiration of the applicable cure period, regardless of whether or not the enforcement or the protection of the rights of the other party involved judicial proceedings, arbitration proceedings, or other formal dispute resolution proceedings.
15. GOVERNING LAW. The parties agree that the Agreement will be governed by, interpreted under, and enforced in accordance with the substantive laws of the State of Iowa, without regard to its conflict of law principles. Any action for enforcement, damages or otherwise, will have its exclusive venue in the Polk County District Court in the State of Iowa or the United States District Court for the Southern District of Iowa. Each of ADM and WIE hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.
16. NOTICES. All notices related to this Agreement which relate to breaches of this Agreement, indemnification claims or other claims being made under this Agreement, challenges to the books and records of the parties, or the termination of this Agreement (the “Significant Notices”) must be in writing, and must be delivered personally or sent by certified or registered mail, return receipt requested. All Significant Notices will be effective, and will be deemed to have been received, upon the actual receipt of the Significant Notice by its intended recipient, meaning either WIE or ADM.

Subject to change upon ten (10) days written notice to the other party, all written notices to WIE provided for in this Agreement will be addressed as follows:
Western Iowa Energy, LLC
1220 S. Center St., P.O. Box 399
Wall Lake, IA, 51466
Attn: General Manager
and notices to ADM will be addressed as follows:
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Attn: Vice President, Global Oleo Chemicals
with a copy to:
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Attn: General Counsel
Written notices required or permitted under this Agreement which are not Significant Notices may be hand delivered, sent by mail, or sent via facsimile. These written notices will be effective, and will be deemed to have been received, upon the actual receipt of the written notices by their intended recipients, meaning either WIE or ADM.
17. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld. This Agreement will be binding on the successors of the parties, and their assigns.
18. NO WAIVER. If any party to this Agreement fails to insist upon strict performance of any obligation under this Agreement, that failure will not result in a waiver of that party’s right to demand strict performance in the future. This will still be the case, no matter how long the failure to insist upon strict performance continues.
19. LIMITATIONS ON LIABILITY. Neither party shall be liable for compensation or consequential damages of any kind, whether on account of the loss of present or prospective profits, or anticipated sales, expenditures, investments, or commitments made in connection with this Agreement.
20. FORCE MAJEURE. Neither party shall be liable for delay in performance or failure to perform (excluding the payment of money) when such delay or failure is due to unforeseen causes beyond its control and without its fault or negligence, including but not limited to acts of God or the public enemy, governmental action, fires, floods, earthquakes, epidemics, quarantine restrictions, labor difficulties, riots, insurrections, freight embargoes, plant breakdown, loss of raw material supply, and unusually severe weather.

21. ENTIRE AGREEMENT. This Agreement, and the other documents related to the business transactions described in this Agreement which are referred to either generally or specifically in this Agreement, set out the entire agreement between the parties regarding the business transactions described in this Agreement. This Agreement and those other documents supersede all prior understandings between the parties with respect to the subject matter of this Agreement. The parties agree that there are no other oral or written understandings or agreements between them regarding the subject matter of this Agreement.
22. AMENDMENT, MODIFICATION, OR WAIVER. No amendment, modification, or waiver of any provision of this Agreement or any other related document will be effective unless it is made in writing, unless it is signed by the parties to be bound by it, and unless it clearly specifies the extent and nature of the amendment, modification, or waiver.
23. SEVERABILITY. If any provision of this Agreement or any other related document is held to be invalid or unenforceable under any applicable law, that holding will not affect the validity or enforceability of the rest of this Agreement, or the other related document. Also, any provision of this Agreement or any other related document which is held to be invalid or unenforceable will not be completely invalidated, but will instead be considered amended to the extent necessary to remove the cause of the invalidity or unenforceability.
24. INTERPRETATION. This Agreement and any other documents related to it will be interpreted in a fair and neutral manner, without favoring one party over the other. No provision of this Agreement or any other document related to it will be interpreted for or against either party because the provision was drafted by that party, or its legal representative.
25. DEFAULT. In the event of any default regarding the provisions of this Agreement, the parties shall be able to exercise all available legal and equitable rights and remedies. However, the parties agree that with respect to the individual contracts entered into regarding the purchase and sale of Products, the parties’ rights and remedies regarding default under such individual contracts shall be governed by the following provisions of this Section 25.
Should either the seller or the buyer fail to fulfill the requirements of any term of the contract, the party so failing shall be considered in default. Should the seller be in default the buyer shall have the right to buy in the open market goods of the kind, quantity, quality and description specified in the defaulted contract. Such right, if exercised, shall be exercised not later than the close of the seventh calendar day after the buyer becomes aware of the default, provided that the buyer shall have given prior notice by telegram, telex or telecopier to the seller of his intention so to buy. The seller shall reimburse the buyer in the amount of any direct market loss. Should the seller be dissatisfied with the price of the covering purchase, or if the buyer’s right to cover the defaulted contract is not exercised as provided herein, then the matter of any damages shall be settled by arbitration. Damages shall be measured by the difference between the contract price and the fair market value of the contract commodity on the day the defaulted contract is covered, plus freight, insurance and other costs to the extent applicable.

Should the buyer be in default the seller shall have the right to sell in the open market goods of the kind, quantity, quality and description specified in the defaulted contract. Such right, if exercised, shall be exercised not later than the close of the seventh calendar day after the seller becomes aware of the default, provided that the seller shall have given prior notice by telegram, telex or telecopier to the buyer of his intention so to sell. The buyer shall reimburse the seller in the amount of any direct market loss. Should the buyer be dissatisfied with the price of the covering sale, or if the seller’s right to cover the defaulted contract is not exercised as provided herein, then the matter of any damages shall be settled by arbitration. Damages shall be measured by the difference between the contract price and the fair market value of the contract commodity on the day the defaulted contract is covered, plus freight, insurance and other costs to the extent applicable. If for any reason sale of the defaulted merchandise should prove to be impossible, then the seller shall be fully reimbursed for the value of such merchandise plus any and all expenses incurred as a result of the buyer’s default.
Should either party to a contract suspend payments, admit bankruptcy or commit an act of insolvency, the other party need not await maturity of the contract or any unfulfilled portion thereof in order to take appropriate action, and under these circumstances, after giving one business day’s notice by telegram, telex or telepcopier, may resell or repurchase an appropriate quantity of the contract material and thereupon earn the right to recover any direct market loss incurred.
26. UNDERSTANDING OF AND VOLUNTARY EXECUTION OF THE AGREEMENT. The parties acknowledge and agree that they have read this Agreement, that they understand it, and that they are entering into it willingly and voluntarily. The parties further acknowledge that they either consulted with their respective legal counsel, or had ample opportunity to consult with their respective legal counsel, before entering into this Agreement.
27. HEADINGS AND CAPTIONS. The headings and captions of the sections and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.
28. SUPERSEDING OF OTHER AGREEMENTS. It is the intent of the parties that this Agreement be consistent with any other documents or agreements related to the same subject matter covered in this Agreement. However, in the event of any inconsistencies, the parties agree that this Agreement will supersede and take priority over the other inconsistent documents or agreements, except in cases where there is specific contract language to the contrary which has been agreed upon by both parties.
29. DISCLOSURE OF MATERIAL CONTRACTS. The parties acknowledge that this Agreement may need to be disclosed to the Securities Exchange Commission or other regulators, and agree to allow such disclosure upon receipt of an appropriate request. The parties hereby agree to seek redaction and confidential treatment of the financial and/or other terms of this Agreement, including without limitation any compensation to be paid hereunder.

30. INSURANCE.
(a) Insurance Coverage of WIE. During the entire term of this Agreement and through any applicable statute of limitations, WIE will maintain insurance coverage which is standard, in the reasonable opinion of ADM, for a company of its type and size which is engaged in the business of producing and selling Products. At a minimum, WIE’s insurance coverage must include:
(i)
Commercial General Liability Insurance, naming ADM as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least one million dollars ($1,000,000) each occurrence and in the aggregate.

(ii)
Umbrella Excess Liability Insurance, naming ADM as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least five million dollars ($5,000,000) each occurrence and in the aggregate.

(iii)	Automobile Liability Insurance, with liability limits of at least one million dollars ($1,000,000) each accident.
(iv)	Property Insurance adequately insuring WIE’s production facilities and WIE’s other assets against “all risk” perils of loss, on a replacement cost basis.
(v)	Workers’ Compensation Insurance and Employer’s Liability, to the extent required by law and must include an endorsement with a waiver of subrogation in favor of ADM.
On or before the effective date of this Agreement, WIE will provide ADM with a Certificate of Insurance Coverage verifying that insurance coverage complying with the requirements of this Section 30(a) is in place. WIE shall provide ADM with notice of any cancellation or material modification of any policies required herein in accordance with policy provisions.

(b) Insurance Coverage of ADM. During the entire term of this Agreement and through any applicable statute of limitations, ADM will maintain insurance coverage which is standard, in the reasonable opinion of WIE, for a company of its type and size which is engaged in the duties required of ADM pursuant to this Agreement. At a minimum, ADM’s insurance coverage must include:
(i)
Commercial General Liability Insurance, naming WIE as an additional named insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least one million dollars ($1,000,000) each occurrence and in the aggregate.

(ii)
Umbrella Excess Liability Insurance, naming WIE as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least five million dollars ($5,000,000) each occurrence and in the aggregate.

(iii)	Automobile Liability Insurance, with liability limits of at least one million dollars ($1,000,000) each accident.
(iv)
Property Insurance, adequately insuring the tools and equipment of ADM utilized by ADM at those ADM facilities involved in performing its obligations under this Agreement, on a replacement cost basis or demolition basis, as ADM determines in its reasonable discretion.

(v)	Workers’ Compensation Insurance and Employer’s Liability, to the extent required by law and must include an endorsement with a waiver of subrogation in favor of WIE.
On or before the effective date of this Agreement, ADM will provide WIE with a Certificate of Insurance Coverage verifying that insurance coverage complying with the requirements of this Section 30(b) is in place. WIE shall provide ADM with notice of any cancellation or material modification of any policies required herein in accordance with policy provisions.
(c) Insurance Companies. All policies required to be procured by WIE pursuant to Section 30(a) and by ADM pursuant to Section 30(b) shall be procured from insurance companies listed in the current A.M. Best’s Insurance Guide as possessing a minimum policyholder’s rating of “A-.” If allowed by state law, ADM can meet its obligations under Section 30(b)(iv) of the Agreement by becoming a licensed self-insurer for workers’ compensation insurance. If ADM chooses to become a licensed self-insurer, it will purchase an excess workers’ compensation policy in excess of $250,000 up to statutory limits.

(d) Subrogation. No indemnity shall be paid to a party under this Agreement where the claim, damage, liability, loss or expense incurred would have been covered by insurance proceeds if the incident was or was required to be insured against by the party for whose benefit such indemnity would run and such party failed to maintain such insurance. WIE and ADM shall each exercise commercially reasonable efforts to cause any insurance policies obtained by them pursuant to this Agreement to have the effect of waiving any right of subrogation by the insurer of one party against the other party or its insurer. Each party hereby releases the other from any claims to the extent covered by collected insurance proceeds obtained by the parties pursuant to this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year set forth above.
ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ M. J. Livergood
Its: V.P.

WESTERN IOWA ENERGY, LLC

By:	/s/ William J. Horan
Its: Chairman